Exhibit 3.3

QUINTEK TECHNOLOGIES, INC.

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

QUINTEK TECHNOLOGIES, INC.

(pursuant to vote at meeting)

The undersigned, Robert Steele and Andrew Haag, Chief Executive Officer and Chief Financial Officer, respectively, of Quintek Technologies, Inc., a corporation duly organized and existing under the laws of the State of California (the “Corporation”), DO HEREBY CERTIFY:

FIRST: The name of the corporation is:

QUINTEK TECHNOLOGIES, INC.

SECOND: The articles of incorporation of the Corporation is hereby amended by replacing Article Third, in its entirety, with the following:

“THIRD: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, no par value. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	500,000,000
Preferred	$nil	50,000,000

Totals:		550,000,000”

THIRD: The designation and total number of outstanding shares of each class and the total number of votes entitled to be voted on said amendment and the minimum percentage vote required of each class or series entitled to vote on said amendment for approval thereof are as follows:

Designation	Number of shares outstanding	Number of shares entitled to vote	Minimum percentage vote required to approve

Common Stock	148,325,354	148,325,354	More than 50%
Series A Preferred	3,047,531	3,047,531	of the common and
Series B Preferred	89,271	89,271	preferred stock holders
Series C Preferred	17,948	17,948	voting together
Series D Preferred	1,000,000	100,000,000

All preferred stock votes together with holders of the common stock on all matters subject to a vote of the holders of our common stock. Pursuant to subsection (b) of Section 405, a seperate vote of the holders of the common stock is not required.

FOURTH:  The amendment of the articles of incorporation herein certified has been duly adopted at a meeting of the Corporation’s Board of Directors and stockholders holding a majority of the outstanding shares of the Corporation in accordance with the provisions of Section 903 of the Corporations Code of the State of California. The wording of said amendment as approved by vote of the shareholders is the same as that set forth above.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate of are true and correct of our own knowledge.

Date : September 12, 2006

/s/ ROBERT STEELE Robert Steele Chief Executive Officer /s/ ANDREW HAAG Andrew Haag Chief Financial Officer